U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( )
  Director ( X ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line) ( X ) Form filed by
  One Reporting Person ( ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).



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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
--- ---------------- ------------- -------------- ------------------------- --------------------- ---------------- ---------------
    1. Title of 2. 3. 4. Securities Acquired 5. Amount of 6. Ownership 7. Nature
    of Security Transaction Transaction (A) or Disposed of Securities Form:
    Indirect (Instr. 3) Date Code (Instr. (D) Instr. Beneficially Owned Direct
    (D) or Beneficial
                     (Month/Day/   8)                  3, 4 and 5)            at End of Month      Indirect (I)    Ownership
                     Year)                                                    (Instr. 3 and 4)     (Instr. 4)      (Instr. 4)
--- ---------------- ------------- -------------- -------------------------- -------------------- ---------------- ---------------
--- ---------------- ------------- ------- ------ -------- ------- --------- -------------------- ---------------- ---------------
                                   Code     V      Amount   (A) or Price
                                                            (D)
--- ---------------- ------------- ------- ------ -------- ------- --------- -------------------- ---------------- ---------------
--- ---------------- ------------- ------- ------ -------- ------- --------- -------------------- ---------------- ---------------
(1) MCI Group        2/05/03       S               125,000  D      $ 0.20         12,255,471         D
    Common Stock,
    $0.01 Par Value
--- ---------------- ------------- ------- ------ -------- ------- --------- -------------------- ---------------- ---------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
---- ---------- ---------- ----------- ----------- ------------ ------------ --------------------- ---------- ----------- ----------
     1.Title of 2.         3.          4.          5.Number of  6.Date      7.Title and 8.Price   9.Number    10.Ownership 11.
     Derivative Conversion Transaction Transaction Derivative   Exercisable  Amount of  of         of           Form of    Nature of
     Security   or         Date(Month/ Code        Securities   and          Underlying Derivative Derivative   Derivative Indirect
     (Instr. 3) Exercise   Day/Year)  (Instr. 8)  Acquired (A)  Expiration   Securities Security   Securities  Security:  Beneficial
                Price of                           or Disposed  Date         (Instr. 3  (Instr. 5) Beneficially Direct     Ownership
                Derivative                         of (D)(Instr (Month         and 4)              Owned at     (D) or    (Instr. 4)
                Security                           3, 4 and 5)  Day/Year)                          End of       Indirect
                                                                                                    Month       (I)
                                                                                                     (Instr. 4)  (Instr. 4
---- ---------- ---------- ---------- ---------- ------------- ------------- ------------- -------- ----------- ---------------- --
---- ---------- ---------- ---------- ----- ---- ------ ------ ------ ------ ------ ------ -------- ----------- --------- ---------
                                       Code   V    (A) (D)      Date    Expira Title Amount
                                                                Exercis tion         or
                                                                able    Date         Number
                                                                                     of
                                                                                     Shares
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
(1)
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
(2)
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
(3)
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------

---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------
---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------

---- ---------- ---------- ---------- ----- ---- ------ ------- ------ ----- ------- ------- -------- ------------ --------- -------


Deutsche Bank AG.



By:  /s/ Jeffrey A. Ruiz
    ------------------------
     Name: Jeffrey A. Ruiz        Date 2-06-03
     Title:Vice President







By:  /s/ Margaret M. Adams
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    Name:    Margaret M. Adams     Date 2-06-03
    Title:   Director